Schedule B
Dated October 30, 2019
To The
Expense Limitation Agreement
Dated July 29, 2013
Between
Touchstone Strategic Trust and Touchstone Advisors, Inc.

FYE 6/30	Class	Expense Limit	Termination Date
Touchstone Balanced Fund	A	1.01%	October 30, 2020
	C	1.78%
	Y	0.81%
Touchstone Credit Opportunities Fund	A	1.08%	October 30, 2020
	C	1.83%
	Y	0.83%
	Institutional	0.73%
Touchstone International Equity Fund	A	1.36%	October 30, 2020
	C	2.49%
	Y	0.99%
	Institutional	0.89%
Touchstone International Growth Opportunities Fund	A	1.24%	October 30, 2020
	C	1.99%
	Y	0.99%
	Institutional	0.89%
Touchstone International Small Cap Fund	A	1.55%	October 30, 2020
	C	2.30%
	Y	1.30%
	Institutional	1.18%
Touchstone Large Cap Fund	A	1.03%	October 30, 2020
	C	1.78%
	Y	0.78%
	Institutional	0.68%
Touchstone Large Cap Focused Fund	A	1.00%	October 30, 2020
	C	1.79%
	Y	0.72%
	Institutional	0.69%
Touchstone Large Company Growth Fund	A	1.04%	October 30, 2020
	C	1.79%
	Y	0.79%
	Institutional	0.69%

Touchstone Ohio Tax-Free Bond Fund	A	0.85%	October 30, 2020
	C	1.60%
	Y	0.60%
	Institutional	0.55%
Touchstone Small Company Fund	A	1.22%	October 30, 2020
	C	1.95%
	Y	0.89%
	R-6	0.79%
	Institutional	0.79%
Touchstone Value Fund	A	1.08%	October 30, 2020
	C	1.83%
	Y	0.83%
	Institutional	0.68%

This Schedule B to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Steven M. Graziano
Steven M. Graziano President
By:	/s/ Terrie A. Wiedenheft

Terrie A. Wiedenheft
Chief Financial Officer